Investor Relations Contact
Sandra Buschau
Tel: (604) 684-4691
E-mail: sandy@ipm.bc.ca

Trading Symbol:
ITAC: OTCBB, Frankfurt, Berlin

FOR IMMEDIATE RELEASE

INTACTA Technologies Announces Beta Test Program
for HIPAA Compliant Product Suite

INTACTA.CODE™   Addresses HIPAA Safe Harbor Requirements

Atlanta, GA, August 20, 2001: INTACTA Technologies, Inc. (OTCBB:ITAC) announced today the opening of their beta test program for a suite of communication products designed to address HIPAA Safe Harbor requirements for the sharing of patient information. The client/server based applications utilize the INTACTA.CODE data encoding and decoding engines to securely share patient information among Physicians Practices, Hospitals, Payors and Clearing Houses across any transmission medium (i.e. hard copy forms & images, fax, or email) while simultaneously supporting HIPAA de-identification standards.

"HIPAA applies to any organization that electronically transmits, stores or uses identifiable medical or mental health information. However, once protected health information becomes non-electronic, by being printed for example, it escapes the protection of the safeguards in the proposed Security Rule." said INTACTA President and CEO Noel Bambrough. "INTACTA Express & Bridgeway were designed to address both electronic and printed forms of patient information. They can be quickly and easily adopted by hospitals, clinics, health insurance companies, small physician practice groups, individual health care providers, pharmacies and medical record storage houses wishing to solve these issues.

INTACTA's lineup, designed to address both simple front-end applications and back-end systems integration requirements includes;

INTACTA Express™ - Healthcare Edition v 2.7, a simple, easy to use Windows application designed to ensure the privacy of patient information;

  Provides secure faxing (adheres to HIPAA requirements for de-identification).
  Easily connects to Microsoft OutlookTM.
  Integrates with Microsoft WordTM - works with any document.
  Supports scanning of existing paper-based information
  Built in Send & Receive Logs with detailed audit reporting.
  Price $90
  Available Q3, 2001

INTACTA Bridgeway™ - Healthcare Edition v1.5, a powerful client/server communications solution, designed to ensure the privacy of patient information. Bridgeway can maintain the privacy and security of confidential patient information among Physicians Practices, Hospitals, Payors and Clearing Houses.

  Easy server set-up and configuration guides.
  Simple and configurable "right-click" and "drag n drop" user interface controls.
  Supports existing fax servers and email systems like Microsoft OutlookTM & Symantec's WinFax PROTM

Intacta Technologies Inc.
News Release, August 20, 2001

  Automatically converts any external file type into INTACTA.CODETM.
  Built in and configurable archive and auditing tools
  Supports back-end ODBC conduits, and custom development APIs via INTACTA.CODE™ SDKs
  Price $5,000 per server (server license includes 25 clients)
  Available Q3, 2001

INTACTA.CODE™ - SDK Developer's Edition v.5.1 allows developers to add INTACTA.CODE functions into existing applications while maintaining current data compression and encryption tools. Supported platforms are Windows 9x, 2000, NT, WindowsCE, PalmOS, and MAC. Security options support 40bit, 128bit, 256bit, 2048bit encryption.

  Price $495
  Available Q3, 2001

In addition to INTACTA's beta program, (enrollment may be accessed at http://www.intacta.com) INTACTA is opening discussions with VARs (Value Added Resellers) and System Integrators (SIs) to distribute their HIPAA compliant communications products to the healthcare marketplace. "We believe our HIPAA products offering will appeal to Healthcare solution providers." said Noel Bambrough. " "Healthcare solution providers can quickly leverage our front-end packages while maintaining the integration components necessary to deliver a sustainable solution to their customers".

Details about INTACTA's partner programs and Embedded Group Services are available at http://www.intacta.com.

Applications Now Incorporating INTACTA.CODE

  INTACTA.CODE Enterprise SDK is used by Intertek Testing Services (ITS), the world's largest import/export testing service, to encode and transmit custom's declaration documentation simultaneously in electronic and printed formats.
  INTACTA has developed prototype micro browsers for other Palm and Pocket PC OS devices, allowing completely secure, compressed wireless transmission of data to as well as storage on these devices. These browsers now work seamlessly with the INTACTA.CODE SDK for complete development of secure, reliable data transmission and storage to pervasive devices, whether wireless or Internet based.
  INTACTA has developed an INTACTA.CODE transcoder for IBM's WebSphere Pervasive Computing platform, enabling an estimated 10 thousand developers to create applications that will - safely and securely - transmit strongly encrypted and highly resilient data to handheld, wireless devices such as Palm Pilots and WAP Phones.
  In February Fujitsu, LTD of Japan launched an online ASP service for the encoding/decoding of data using INTACTA.CODE engines. The service is used by publishers, developers and businesses seeking to transmit data securely over the Internet or through email or fax.
  INTACTA.CODE is used to create digital files from paper based product registrations, streamlining the electronic registration of products for companies such as Hewlett-Packard.

About INTACTA Technologies Inc.
 INTACTA (OTCBB:ITAC) is a U.S. based software company headquartered in Atlanta, Georgia. INTACTA develops software designed to move information across digital and non-digital media - paper to mainframe.

INTACTA's patented technology that, through its unique combination of compression, encoding and error correction processes, transforms any data including text, graphic, audio or video into INTACTA.CODETM. INTACTA.CODE technology provides solutions and applications that enable enterprises to bridge their communications and management information systems across digital and non-digital media. http://www.intacta.com

Intacta Technologies Inc.
News Release, August 20, 2001

Forward-looking statements
 This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

Company Contacts:
Noel Bambrough
Intacta Technologies Inc.
404-880-9919
nbambrough@intacta.com

All product names mentioned are trademarks or registered trademarks of their respective holders and are used for identification purpose only.

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